Exhibit 99.1

                                  NEWS RELEASE
--------------------------------------------------------------------------------
  Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666
--------------------------------------------------------------------------------

                                     Contact:         Investors:
                                                      Stephen C. Forsyth
                                                      (203) 969-0666 ext. 425
                                                      stephen.forsyth@hexcel.com

                                                      Media:
                                                      Michael Bacal
                                                      (203) 969-0666 ext. 426
                                                      michael.bacal@hexcel.com


             HEXCEL REPORTS 2000 FOURTH QUARTER AND YEAR-END RESULTS

             Adjusted EBITDA is $37.1 million for the Fourth Quarter
                         and $144.9 million for the Year

   2000 Net Income, Adjusted to Exclude the Gain on the Sale of the Bellingham
       Aircraft Interiors Business and Business Consolidation Expenses, is
                    $17.2 million or $0.46 per Diluted Share

   -------------------------------------------------------------------------------------------------------------------
                                                   QUARTER ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------------------
   (In millions, except per share data)                   2000        1999                 2000           1999
   -------------------------------------------------------------------------------------------------------------------

   PRO FORMA (a):

      Sales                                             $256.9       $247.3             $1,036.8       $1,081.5
      Adjusted EBITDA (b)                                $37.1        $26.4               $144.0         $141.3
      Adjusted net income (loss) (c)                      $5.0        $(2.3)               $18.8           $9.7

      Adjusted diluted earnings (loss) per share         $0.13       $(0.06)               $0.50          $0.27
      (c)
   -------------------------------------------------------------------------------------------------------------------

   AS REPORTED:

      Sales                                             $256.9       $268.6             $1,055.7       $1,151.5
      Gross margin %                                     22.2%        20.1%                21.9%          21.1%
      Adjusted operating income % (c)                     8.8%         6.1%                 8.2%           7.7%
      Adjusted EBITDA (b)                                $37.1        $30.7               $144.9         $150.4
      Net income (loss)                                   $1.0        $(2.7)               $54.2         $(23.3)
      Adjusted net income (loss) (c)                      $5.0        $(1.2)               $17.2           $9.6

      Diluted earnings (loss) per share                  $0.03       $(0.07)               $1.32         $(0.64)
     Adjusted diluted earnings (loss) per share (c)      $0.13       $(0.03)               $0.46          $0.26
   -------------------------------------------------------------------------------------------------------------------

(a) Pro forma results give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if the transaction had occurred at the beginning of the period.
(b) Excludes business consolidation expenses, interest, taxes, depreciation, amortization, and equity in earnings and a write-down of an investment in affiliated companies.
(c) Excludes business consolidation expenses, the gain on the disposal of the Bellingham business, and a write-down of an investment in an affiliated company in 1999.

STAMFORD, CT, January 18, 2001 - Hexcel Corporation (NYSE/PCX: HXL) today reported results for the fourth quarter of 2000. Net income for the 2000 fourth quarter was $1.0 million, compared with a net loss of $2.7 million for the fourth quarter of 1999. Net income adjusted to exclude business consolidation expenses was $5.0 million for the fourth quarter of 2000, or $0.13 per diluted share, versus a comparably adjusted net loss of $1.2 million, or $0.03 per diluted share, for the fourth quarter of 1999. Results for the 2000 fourth quarter include $3.3 million of after-tax income attributable to certain changes in the Company's U.S. retirement benefit plans, and $1.4 million of after-tax expenses incurred in connection with the purchase by an investor group led by Goldman Sachs of approximately 14.5 million shares of Hexcel common stock from Ciba Specialty Chemicals.

Adjusted EBITDA for the fourth quarter of 2000 was $37.1 million, including $2.9 million contributed by changes in U.S. retirement benefit plans, net of the costs resulting from the purchase of Hexcel common stock by the Goldman Sachs investor group. Adjusted EBITDA for the fourth quarter of 1999 was $30.7 million, of which $4.3 million was attributable to the Bellingham aircraft interiors business that the Company sold on April 26, 2000.

For the year, net income was $54.2 million, compared with a net loss of $23.3 million for 1999. Net income adjusted to exclude business consolidation expenses and the $44 million after-tax gain from the sale of the Bellingham aircraft interiors business was $17.2 million for 2000, or $0.46 per diluted share. Comparably adjusted net income for 1999 was $9.6 million, or $0.26 per diluted share.

Adjusted EBITDA for 2000 was $144.9 million, of which $0.9 million was attributable to the Bellingham aircraft interiors business. For 1999, Adjusted EBITDA was $150.4 million, of which $9.1 million was attributable to the Bellingham business.

CHAIRMAN'S COMMENTS
Mr. John J. Lee, Chairman and CEO, observed, "Fourth quarter operational performance was in line with our expectations. We began to make improvements in the performance of our engineered products business, but we still have a way to go to return this business segment to its historic performance levels. Revenues from the sale of electronic glass fabrics remained buoyant and commercial aerospace revenues showed some growth compared to the fourth quarter of 1999 on a constant currency basis."

Mr. Lee continued, "The improvement in Adjusted EBITDA in the fourth quarter of 2000 compared to the fourth quarter of 1999 demonstrates the progress the Company has made in the last year. In 2000 we have seen the benefits from our strategy of growth from diversification, with electronics, ballistic protection, automotive and wind energy markets all contributing to increased profitability. In addition, we have seen the benefit from cost reductions resulting from our business consolidation and lean initiatives. Meanwhile, commercial aerospace market demand has stabilized, providing us with a platform from which to grow in 2001. The Bellingham transaction earlier in the year enabled us to significantly reduce the Company's debt. All of these factors have contributed to the strong earnings improvement during the year."

REVENUE TRENDS
Revenue of $256.9 million for the fourth quarter of 2000 was 4% higher than 1999 fourth quarter pro forma revenue of $247.3 million, which gives effect to the sale of the Bellingham aircraft interiors business as if it had occurred at the beginning of the period. Had the same U.S. dollar, British pound and Euro exchange rates applied in the fourth quarter of 2000 as in the fourth quarter of 1999, revenue for the 2000 quarter would have been $271.4 million, or 10% higher than the pro forma total for the 1999 quarter. This revenue growth primarily reflects:
o Increased sales of composite materials for use on certain space and defense programs, including military helicopter, transport and munitions programs.
o Continued growth in sales of lightweight reinforcement fabrics for use in multi-layer printed wiring boards, driven by strong worldwide demand for increasingly sophisticated electronic devices. Hexcel has undertaken an expansion of its lightweight glass fabric manufacturing capacity in order to satisfy customer demand for materials used in high-performance applications.
o Higher sales of reinforcement fabrics for soft body armor, and growing sales of composite materials to automotive, wind energy and ski and snowboard customers.

For the year, 2000 pro forma revenue of $1,036.8 million was 4% lower than 1999 pro forma revenue of $1,081.5 million. Adjusting for changes in currency exchange rates, 2000 pro forma revenue would have been $1,082.3 million, roughly equivalent to 1999 pro forma revenue. Commercial aerospace revenues in 2000 were lower than 1999 as a result of Boeing's reduction in aircraft production rates, combined with some product substitutions and price reductions on certain products. Sales to space and defense markets were lower as the result of the phase out of a military program and the continued weakness in the satellite and launch vehicle markets. In constant currency terms, these revenue reductions were offset by the strong growth in sales to electronics, ballistics protection, automotive and wind energy markets.

GROSS MARGIN AND ADJUSTED OPERATING INCOME
Gross margin for the fourth quarter of 2000 was $57.0 million or 22.2% of sales, compared with $48.4 million or 19.6% of sales on a pro forma basis for the fourth quarter of 1999. Operating income, adjusted to exclude business consolidation expenses, was $22.5 million for the 2000 quarter, or 8.8% of sales. This represents a significant improvement over pro forma adjusted operating income for the fourth quarter of 1999 of $12.5 million or 5.1% of sales. The increases in gross margin and adjusted operating income reflect the impact of increased sales to attractive electronics and industrial markets, as well as cost reductions resulting from Hexcel's business consolidation and lean enterprise initiatives. The fourth quarter of 2000 also benefited from the impact of changes in U.S. retirement benefit plans which, net of the costs incurred in connection with the purchase of Hexcel common stock by the Goldman Sachs investor group, contributed $2.9 million of adjusted operating income.

For the full year, on a pro forma basis to reflect the sale of Bellingham, 2000 gross margin was $226.8 million or 21.9% of sales, compared to $227.6 million or 21.0% of sales for 1999. Pro forma adjusted operating income was $86.0 million or 8.3% of sales for 2000, versus $81.0 million or 7.5% of sales for 1999.



BUSINESS CONSOLIDATION ACTIVITIES
During the fourth quarter of 2000, Hexcel incurred $6.4 million of business consolidation expenses, including $3.5 million resulting from the decision to add two further actions to the program. In light of the success of the business consolidation program, Hexcel has concluded to close the two smaller of its four U.S. prepreg manufacturing facilities - one in Lancaster, Ohio and another in Gilbert, Arizona. The manufacturing output from these two plants will now be produced by the two remaining U.S. prepreg facilities in Livermore, California and Salt Lake City, Utah. The Company expects to incur a total of $4 million in cash costs and $3 million in non-cash charges to close the two facilities, and anticipates recognizing additional business consolidation expenses for these actions over the next eighteen months of $2.4 million. The closing of these two facilities is expected to generate additional cost savings of more than $4 million per year.

Hexcel's previously announced business consolidation initiatives have continued as planned, and are expected to be completed in early 2002. Total business consolidation expenses were $10.9 million for 2000, compared with $20.1 million for 1999, while cash expenditures for business consolidation activities totaled $11.8 million and $9.5 million for each year, respectively.

EQUITY IN EARNINGS OF AFFILIATED COMPANIES
Equity in earnings of affiliated companies for the 2000 fourth quarter were $1.6 million, reflecting the strong performance of Hexcel's electronics fabrics venture in Asia, partially offset by the initial start-up costs of the Company's engineered products ventures in China and Malaysia. For the year, equity in earnings were $5.5 million for 2000, compared with equity in losses and a write-down of an investment in an affiliated company totaling $20.0 million for 1999.

OUTLOOK
Mr. Lee continued, "Like most companies we are carefully watching to see if changes in the global economy will affect the outlook for any of our markets in 2001. The most recent aircraft delivery projections from Airbus and Boeing suggest we can expect modest growth in commercial aerospace revenues during the year. The ramp up of funded new military aircraft programs should start to make a contribution before the end of 2001, despite continued weakness in satellite and launch vehicle markets. While the industry outlook for both the electronics and automotive markets is harder to predict, we continue to expect year-on-year growth from the sale of our products to these markets as well as the wind energy market. The consolidated effect of these trends is anticipated to be a return to revenue growth for Hexcel in 2001."

"At the same time," noted Mr. Lee, "our cost reduction activities should enable us to continue to gradually but steadily improve our operating margins and EBITDA. In 2001, the equity earnings from our joint ventures will be lower than in 2000. While we expect our existing joint ventures to continue to perform well, we will reflect the start-up losses of the China and Malaysia joint ventures as they ramp up their manufacturing operations. The consolidated impact of these performance trends will be further growth in the Hexcel's net earnings and earnings per share in 2001 over that achieved in 2000."

Mr. Lee observed, "Hexcel remains committed to generating free cash flow to repay debt. While seasonal factors will cause the Company to use cash in the first quarter as it has in prior years, we anticipate generating cash over the balance of the year. Capital expenditures are planned at a level of approximately $50 million for 2001, but actual spending will be carefully controlled against the outlook for the Company's markets."

Mr. Lee concluded, "2000 has been a successful year of transition. Our initiatives to develop industrial markets for our products have resulted in stable year-on-year revenues for the Company despite the cyclical decline in commercial aerospace demand. The implementation of our cost reduction initiatives has driven margin improvement and we have considerably reduced our debt. As a result, we have delivered a significant improvement in earnings. Hexcel now looks forward to 2001 with excitement as the Company returns to growth. Higher revenues in many of the markets we serve combined with the continued benefit of cost reduction will deliver further earnings improvements."
                                      * * *
Hexcel Corporation is the world's leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, and industrial applications.

                    DISCLAIMER ON FORWARD LOOKING STATEMENTS
--------------------------------------------------------------------------------
This press release contains statements that are forward looking, including statements relating to market conditions (including commercial and military aircraft build rates and demand for electronics and industrial products), sales volumes, cost reductions, production efficiencies and improvements, business consolidation activities, EBITDA, equity in earnings of joint ventures, net earnings, earnings per share, free cash flow and capital expenditures. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.
--------------------------------------------------------------------------------

13

HEXCEL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------
                                                                                UNAUDITED
                                                      --------------------------------------------------------------
                                                          QUARTER ENDED DECEMBER 31,      YEAR-ENDED DECEMBER 31,
(In millions, except per share data)                          2000           1999           2000           1999
--------------------------------------------------------------------------------------------------------------------
Net sales                                                $   256.9       $   268.6      $1,055.7       $  1,151.5
Cost of sales                                                199.9           214.6         824.3            909.0
--------------------------------------------------------------------------------------------------------------------
  Gross margin                                                57.0            54.0         231.4            242.5

Selling, general and administrative expenses                  29.9            31.3         123.9            128.7
Research and technology expenses                               4.6             6.2          21.2             24.8
Business consolidation expenses                                6.4             2.3          10.9             20.1
--------------------------------------------------------------------------------------------------------------------
  Operating income                                            16.1            14.2          75.4             68.9
Gain on sale of
   Bellingham aircraft interiors business                       -              -            68.3               -
Interest expense                                              17.1            18.0          68.7             73.9
--------------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes                           (1.0)           (3.8)         75.0            (5.0)
Provision for (benefit from) income taxes                     (0.4)           (1.3)         26.3            (1.7)
--------------------------------------------------------------------------------------------------------------------
  Income (loss) before equity in earnings                     (0.6)           (2.5)         48.7            (3.3)

Equity in earnings (loss) and write-down of an
  investment in affiliated companies                           1.6            (0.2)          5.5           (20.0)
--------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                      $     1.0       $    (2.7)     $   54.2       $   (23.3)
--------------------------------------------------------------------------------------------------------------------

Net income (loss) per share:
  Basic                                                  $     0.03      $   (0.07)     $   1.47       $   (0.64)
  Diluted                                                      0.03          (0.07)         1.32           (0.64)
  Diluted, excluding goodwill amortization                     0.08          (0.01)         1.51           (0.40)

Weighted average shares:
  Basic                                                        37.0           36.5          36.8             36.4
  Diluted                                                      38.1           36.5          45.7             36.4
--------------------------------------------------------------------------------------------------------------------


The Company's convertible subordinated notes, due 2003, and its convertible subordinated debentures, due 2011, were excluded from the 1999 and fourth quarter 2000 computations of net income (loss) per diluted share, as they were antidilutive.

HEXCEL CORPORATION AND SUBSIDIARIES
ACTUAL AND PRO FORMA NET SALES TO THIRD-PARTY CUSTOMERS BY PRODUCT GROUP AND MARKET SEGMENT
------------------------------------------ -------------------------------------------------------------------------
                                                                          UNAUDITED
                                           ------------- --------------- --------------- --------------- -----------
                                            COMMERCIAL       SPACE &
(IN MILLIONS)                               AEROSPACE       DEFENSE       ELECTRONICS      INDUSTRIAL     TOTAL
------------------------------------------ ------------- --------------- --------------- --------------- -----------

FOURTH QUARTER 2000 NET SALES
Reinforcement products                      $   13.6       $     3.4        $    46.1      $    26.0     $    89.1
Composite materials                             86.2            25.2                -           29.0         140.4
Engineered products                             24.9             2.5                -              -          27.4
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $  124.7       $    31.1        $    46.1      $    55.0     $   256.9
                                                 49%             12%              18%            21%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------

THIRD QUARTER 2000 NET SALES
Reinforcement products                      $   14.3       $     2.6        $    44.7      $    26.8     $    88.4
Composite materials                             80.0            24.3                -           28.8         133.1
Engineered products                             23.9             2.1                -              -          26.0
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $  118.2       $    29.0        $    44.7      $    55.6     $   247.5
                                                 48%             12%              18%            22%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
PRO FORMA FOURTH QUARTER 1999 NET SALES
Reinforcement products                      $   10.9       $     3.0        $    41.3      $    25.3     $    80.5
Composite materials                             85.6            19.7                -           30.5         135.8
Engineered products                             28.2             2.8                -              -          31.0
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $  124.7       $    25.5        $    41.3      $    55.8     $   247.3
                                                 50%             10%              17%            23%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------

2000 PRO FORMA NET SALES
Reinforcement products                      $   60.6       $    13.6        $   181.2      $   103.8     $   359.2
Composite materials                            347.9            95.4                -          123.7         567.0
Engineered products                            101.4             9.2                -              -         110.6
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $  509.9       $   118.2        $   181.2      $   227.5     $ 1,036.8
                                                 49%             11%              18%            22%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
1999 PRO FORMA NET SALES
Reinforcement products                      $   52.0       $    18.2        $   166.4      $    94.3     $   330.9
Composite materials                            387.9           101.0                -          117.0         605.9
Engineered products                            131.7            13.0                -              -         144.7
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $  571.6       $   132.2        $   166.4      $   211.3     $ 1,081.5
                                                 53%             12%              15%            20%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------

HEXCEL CORPORATION AND SUBSIDIARIES
ACTUAL AND PRO FORMA SEGMENT DATA
--------------------------------------------------------------------------------------------------------------------
                                                                        UNAUDITED
------------------------------------- ------------------------------------------------------------------------------
                                       REINFORCEMENT       COMPOSITE       ENGINEERED CORPORATE
(In millions)                            PRODUCTS          MATERIALS       PRODUCTS    & OTHER 1          TOTAL
------------------------------------- ----------------- --------------- -------------- ------------- ---------------
FOURTH QUARTER 2000
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
  Net sales to external customers         $   89.1         $  140.4     $     27.4     $       -       $  256.9
  Intersegment sales                          24.3              1.7              -             -           26.0
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                              113.4            142.1           27.4             -          282.9

  Adjusted EBIT 2                             11.6             16.3            1.1          (6.5)          22.5
  Depreciation and amortization                8.6              4.5            0.7           0.8           14.6
  Business consolidation expenses              0.6              5.7            0.1             -            6.4
  Capital expenditures                         7.1              9.5            0.2           0.6           17.4
----------------------------------------    ----------- ---- ---------- --- ---------- -- ---------- --- -----------
THIRD QUARTER 2000
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
  Net sales to external customers         $   88.4         $  133.1           26.0     $       -       $  247.5
  Intersegment sales                          20.9              1.8              -             -           22.7
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                              109.3            134.9           26.0             -          270.2

  Adjusted EBIT                               11.4             14.7            0.2          (9.4)          16.9
  Depreciation and amortization                8.3              4.5            0.7           0.6           14.1
  Business consolidation expenses              0.2              2.7            0.4             -            3.3
  Capital expenditures                         4.2              4.1            0.4           0.5            9.2
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
PRO FORMA FOURTH QUARTER 1999
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
  Net sales to external customers         $   80.5         $  135.8     $     31.0     $       -       $  247.3
  Intersegment sales                          23.3              2.1              -             -           25.4
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                              103.8            137.9           31.0             -          272.7

  Adjusted EBIT                                6.0             12.1            2.9          (8.5)          12.5
  Depreciation and amortization                7.8              4.9            0.6           0.6           13.9
  Business consolidation expenses              0.4              1.5              -           0.4            2.3
  Capital expenditures                         3.6              4.3            0.4           0.3            8.6
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------

PRO FORMA 2000
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
  Net sales to external customers         $  359.2         $  567.0     $    110.6     $       -       $ 1,036.8
  Intersegment sales                          97.5              7.1              -             -           104.6
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                              456.7            574.1          110.6             -         1,141.4

  Adjusted EBIT                               46.2             68.5            5.5         (34.2)           86.0
  Depreciation and amortization               34.1             18.5            2.8           2.6            58.0
  Business consolidation expenses             (1.4)            10.9            1.4             -            10.9
  Capital expenditures                        15.6             21.2            1.1           1.7            39.6
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
PRO FORMA 1999
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
  Net sales to external customers         $  330.9         $  605.9     $    144.7     $       -       $ 1,081.5
  Intersegment sales                         111.0              8.0              -             -           119.0
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                              441.9            613.9          144.7             -         1,200.5

  Adjusted EBIT                               33.7             68.0           14.4         (35.0)           81.1
  Depreciation and amortization               34.4             20.3            2.7           2.8            60.2
  Business consolidation expenses              6.7              9.7            1.6           2.1            20.1
  Write-down of investment in an
   affiliated company                         20.0                -              -             -            20.0
  Capital expenditures                        14.0             16.1            1.5           0.5            32.1
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------



--------
1 The Company does not allocate corporate expenses to its business segments. 2 Consists of earnings before interest, taxes, and business consolidation expenses.

HEXCEL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
---------------------------------------------------------------------------------------------------------------------
                                                                              UNAUDITED
                                                                         --------------------------------------------
                                                                             DECEMBER 31,           December 31,
(In millions, except per share data)                                             2000                   1999
---------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                 $       5.1            $       0.2
   Accounts receivable                                                             150.3                  158.6
   Inventories                                                                     155.4                  153.7
   Prepaid expenses and other assets                                                 5.5                    5.1
   Deferred tax asset                                                                9.7                   10.2
---------------------------------------------------------------------------------------------------------------------
   Total current assets                                                            326.0                  327.8

Property, plant and equipment                                                      615.3                  614.5
Less accumulated depreciation                                                     (255.6)                (222.4)
---------------------------------------------------------------------------------------------------------------------
  Net property, plant and equipment                                                359.7                  392.1

Goodwill and other purchased intangibles, net of accumulated
  amortization of $36.1 in 2000 and $24.9 in 1999                                  391.7                  411.2
Investments in affiliated companies and other assets                               134.0                  130.8
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Total assets                                                                 $   1,211.4            $   1,261.9
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LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of capital lease obligations          $      22.1            $      34.3
  Accounts payable                                                                  69.4                   80.3
  Accrued liabilities                                                              106.4                   95.9
---------------------------------------------------------------------------------------------------------------------
  Total current liabilities                                                        197.9                  210.5

Long-term notes payable and capital lease obligations                              627.1                  712.5
Indebtedness to related parties                                                     24.4                   24.1
Other non-current liabilities                                                       46.3                   44.7
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Total liabilities                                                                  895.7                  991.8

Stockholders' equity:
Preferred stock, no par value, 20.0 shares of stock authorized,
  no shares issued or outstanding in 2000 and 1999                                     -                      -
Common stock, $0.01 par value, 100.0 shares of stock authorized,
  shares issued and outstanding of 38.0 in 2000 and 37.4 in 1999                     0.4                    0.4
Additional paid-in capital                                                         280.7                  273.6
Retained earnings                                                                   65.8                   11.6
Minimum pension obligation adjustment                                               (5.0)                     -
Accumulated other comprehensive loss                                               (15.0)                  (4.8)
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                                                                                   326.9                  280.8
Less - Treasury stock, at cost, 0.9 shares in 2000 and 0.8 in 1999                 (11.2)                 (10.7)
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Total stockholders' equity                                                         315.7                  270.1
---------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                   $   1,211.4            $   1,261.9
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Total debt, net of cash                                                      $     668.5            $     770.7
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

HEXCEL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------
                                                                                      UNAUDITED
                                                              ----------------------------------------------------------
                                                                QUARTER ENDED DECEMBER 31,    YEAR-ENDED DECEMBER 31,
(In millions)                                                       2000         1999             2000         1999
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                           $      1.0    $    (2.7)       $     54.2     $ (23.3)
  Reconciliation to net cash provided by operating activities:
    Depreciation and amortization                                   14.6         14.2              58.7        61.3
    Deferred income taxes                                           (3.2)        (5.0)              8.6       (15.8)
    Gain on sale of Bellingham aircraft interiors business             -            -             (68.3)          -
    Business consolidation expenses                                  6.4          2.3              10.9        20.1
    Business consolidation payments                                 (3.6)        (1.7)            (11.8)       (9.5)
    Equity in income and write-down of an investment in
       affiliated companies                                         (1.6)         0.2              (5.5)       20.0
    Gain on curtailment of pension plan                             (5.1)           -              (5.1)          -
    Working capital changes and other                               11.7         37.3              (8.7)       80.9
------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                         20.2         44.6              33.0       133.7
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                             (17.4)        (8.9)            (39.6)      (35.6)
  Proceeds from sale of Bellingham aircraft interiors business         -            -             113.3           -
  Proceeds from sale of other assets                                   -            -               3.4           -
  Investments in affiliated companies                               (2.3)        (2.7)             (8.3)       (4.7)
------------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used for) investing activities             (19.7)       (11.6)             68.8       (40.3)
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds (repayments) of credit facilities, net                   (1.1)       (38.7)             29.5      (312.1)
  Proceeds (repayments) of long-term debt and capital lease
    obligations, net                                                (7.3)        (1.4)           (126.0)      222.2
  Debt issuance costs                                                  -         (0.2)             (0.9)      (11.0)
  Activity under stock plans                                         0.2          0.1               2.4         1.4
------------------------------------------------------------------------------------------------------------------------
  Net cash used for financing activities                            (8.2)       (40.2)            (95.0)      (99.5)
------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents        (1.0)        (0.4)             (1.9)       (1.2)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                (8.7)        (7.6)              4.9        (7.3)
Cash and cash equivalents at beginning of period                    13.8          7.8               0.2         7.5
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $      5.1     $    0.2        $      5.1     $   0.2
------------------------------------------------------------------------------------------------------------------------

CASH PAID FOR:
  Interest                                                    $      7.1     $    7.6        $     63.3     $  59.1
  Taxes                                                              5.4         10.0              11.5        17.7
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